Exhibit 99

Gander Mountain Receives $50 Million of Equity Financing and Names New Chairman

ST. PAUL, Minn., December 12, 2006 – Gander Mountain Company (Nasdaq: GMTN), today announced that David C. Pratt, founder of United Industries, has entered into an agreement to purchase 5,701,255 newly issued shares of common stock at a price of $8.77 per share for a total purchase price of $50.0 million. Mr. Pratt has also been elected chairman of Gander Mountain’s board of directors, effective upon funding of the transaction which will occur on December 13, 2006. The Company also announced that it intends to open more than a dozen new stores in fiscal 2007 and upgrade a number of existing stores.

“This new infusion of capital solidifies the Gander Mountain balance sheet and will bring stronger emphasis to our aggressive focus on growth, innovative products and new store openings,” said Mark Baker,  president and CEO of Gander Mountain. “As chairman, David Pratt has the ability to shift our intensity to the next level and help us be even more aggressive in the market.”

“Gander Mountain CEO Mark Baker and his team understand the outdoor lifestyle business and we have a huge opportunity in the outdoor lifestyle market, a market we believe is $40 billion,” said David Pratt. “Customer response to Gander Mountain’s new stores has been outstanding, proving that the Gander Mountain brand moves easily into new areas. It has always been Gander Mountain’s intent to be the leader in our industry, and I’m very happy to be a part of gaining that position.”

Ronald Erickson was elected vice chairman, also effective upon funding of the transaction. Mr. Erickson, one of the founders of the company, has been chairman since 1997.

“The commitments made by David Pratt and the on-going support of Ron Erickson, as visionary leaders and investors, are a real vote of confidence for our team and business model,” said Mark Baker.

The announcement comes on the heels of a strong third quarter performance for Gander Mountain. The Company’s comparable store sales, total sales, operating income, and gross margin, all improved in the third quarter of fiscal 2006.

The shares were purchased through a private placement by a family entity managed and controlled by Mr. Pratt. The $50.0 million purchase price in the equity financing will be paid with approximately $30 million in cash and the surrender and cancellation of the company’s $20 million note originally issued to a Pratt family trust.

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, is the nation’s largest retail network of stores for hunting, fishing, camping, marine and outdoor lifestyle products and services. Since 1960, the Gander Mountain brand has offered an expanding assortment of competitively priced outdoor equipment, technical apparel and footwear, as well as gunsmith, archery, ATV and marine services. The stores feature national, regional and local brands as well as the company’s owned brand. Focused on a “We Live Outdoors®” culture, Gander Mountain dedicates itself to creating outdoor memories.  There are currently 105 Gander Mountain outdoor lifestyle stores in 22 states. For the nearest store location call 800-282-5993 or visit www.gandermountain.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements.  All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Certain of these risks and uncertainties are described in the “Risks and Factors Affecting Current and Future Results” section of the company’s Annual Report on Form 10-K for fiscal 2005 and other required reports, as filed with the SEC, which are available at www.GanderMountain.com and at the SEC’s website at www.sec.gov.

Contacts:	Shannon Burns
Director of Investor Relations
651-325-4337
Shannon.burns@gandermountain.com

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